Exhibit 99.2

FOR IMMEDIATE RELEASE

ICO GLOBAL COMMUNICATIONS ANNOUNCES EXECUTIVE APPOINTMENTS

Bellevue, WA and Reston, VA., (Business Wire) February 17, 2010 – ICO Global Communications (Holdings) Limited (NASDAQ: ICOG) (“ICO” or the “Company”) today announced that Benjamin G. Wolff has been appointed chief executive officer, a role he has held in an interim capacity since December 2009. The Company also announced the appointment of Timothy Leybold as senior vice president and chief financial officer. Mr. Leybold’s appointment is on an interim basis through a contractual arrangement with Tatum, LLC.

Mr. Wolff was appointed chairman of ICO in December 2009, and previously served as a director of the Company from September 2005 until December 2008. He has also served as chairman of the Company’s subsidiary, DBSD North America, Inc., since December 2008. Mr. Wolff currently serves as co-founder and co-chairman of Clearwire Corporation (NASDAQ: CLWR), and served as Clearwire’s chief executive officer until March 2009. Mr. Wolff also serves as the president of the Eagle River group of investment companies.

Mr. Leybold is a seasoned finance leader with more than thirty years of experience. He has served as the chief financial officer for both public and private companies, including Coast Crane Company, Port Townsend Paper Corporation, The Port Blakely Company, and RLC Industries. He was previously a CPA with a leading international public accounting firm.

Mr. Leybold holds a master’s in business administration from the University of Oregon and an undergraduate degree in business administration from the University of Portland. He will be based in the Company’s Bellevue, Washington offices.

About ICO

ICO Global Communications (Holdings) Limited is a next-generation satellite communications company. ICO’s satellites are capable of supporting voice and data services to mobile, portable and fixed devices. ICO is based in Bellevue, Washington and Reston, Virginia.

Contact:

Christopher Doherty

ICO Global Communications

703-964-1414

christopher.doherty@ico.com

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